Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Keyarch Acquisition Corporation (the “Company”) on Form S-1 of our report dated September 1, 2021, except for Note 1, 3, 5 and 8 as to which the date is December 3, 2021, with respect to our audit of the Company’s financial statements as of and for the period from April 23, 2021 (inception) to July 6, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York
January 12, 2022